EXHIBIT 16.1

October 19, 2016

U.S.Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Kalex Corp.

Commissioners:

We have read the statements made by Kalex Corp., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Kalex Corp. dated October 19, 2016. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with any other statements made under Item 4.01.

Sincerely,

/s/ Q Accountancy Corporation

Q Accountancy Corporation

San Juan Capistrano, California